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                                                                   EXHIBIT (b)



September 18, 1998

Steven C. Ramsey
Vice President, Chief Financial Officer
Immucor, Inc.
3130 Gateway Drive
P. O. Box 5625
Norcross, Georgia 30091-5625

Dear Steve,

[The Bank] is pleased to issue the following commitment to Immucor Inc., subject to the general terms and conditions outlined in the attached credit facilities exhibit. As stated in the attached exhibit, the Bank's financing commitment is comprised of a $2,000,000 revolving line of credit, a $20,000,000 acquisition term loan, and a $4,500,000 term loan.

This commitment is contingent upon a satisfactory execution of the Bank's loan documents, maintenance by your company of a condition satisfactory to the Bank and other terms as outlined in the attached credit facilities exhibit. The general terms and conditions included in the attached credit facilities exhibit includes some, but not all of the terms and conditions that will be part of the final loan documentation. This commitment letter may be executed via facsimile and in counterparts.

If the terms and conditions, as summarized, are acceptable to Immucor Inc., please evidence the acceptance of this commitment by signing in the space provided below and returning a copy of this letter to me. This commitment must be accepted by September 25, 1998.

Steve, we appreciate the opportunity to deliver this commitment to finance Immucor Inc., and look forward to a continued fruitful relationship.

Very truly yours,

[BANK]

/s/

[Bank Officer]
Assistant Vice-President

Accepted this 18 day of September, 1998

Immucor Inc.:

By: /s/ Steven C. Ramsey

Title: CFO

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                CREDIT FACILITIES, GENERAL TERMS AND CONDITIONS

                                  IMMUCOR INC.
                               September 18, 1998

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1.  BORROWER      Immucor Inc. (the Borrower).

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2.  GUARANTORS    All present and future subsidiaries

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3.  FACILITIES    (A)    $2,000,000 revolving line of credit
                  (B)    $20,000,000 acquisition term loan
                  (C)    $4,500,000 term loan

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4.  PURPOSE       (A)    Finance ongoing working capital needs and general
                         corporate purposes
                  (B) The proceeds of the Acquisition Term Loan shall be used to finance the Transactions. The Borrower intends to acquire (the Acquisition) 100% of the common stock of Gamma Biological Inc., and to pay related fees and expenses (the Acquisition and the payment of such fees and expenses, collectively, the Transactions).
                  (C) The proceeds of the Term Loan shall be used to finance the (i) the re-purchase of Immucor common stock, or
                         (ii) buy back distribution rights from Immucor's Canadian and Belgian distributors.

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5.  REPAYMENT     (A)    The line of credit will expire three (3) years from
                         Closing, Interest shall be due and payable quarterly
                  (B) The Acquisition Term Loan will amortize quarterly, plus all accrued interest, as follows:

----------------- -------------------------------------------------------------
                         Year 1     $375,000      Year 5     $875,000
                         Year 2     $375,000      Year 6     $875,000
                         Year 3     $750,000      Year 7     $875,000
                         Year 4     $875,000

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                  (C)    The Term Loan will amortize quarterly, plus all accrued
                         interest, as follows:
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                         Year 1     $      0      Year 5     $250,000
                         Year 2     $250,000      Year 6     $250,000
                         Year 3     $250,000
                         Year 4     $250,000

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6. INTEREST RATE  As set forth on Annex I.



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7. FEES           The loans shall be subject to the following fees:
                           1. An upfront fee of 0.15% of the Facilities'
                              commitment amount shall be due at Closing.
                           2. The Borrower shall pay a fee of 0.25% per annum
                              based on the average unused portion of the
                              revolving line of credit, assessed quarterly .
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8. MANDATORY PRE- 50% of excess cashflow (to be defined in a mutually
   PAYMENTS AND   satisfactory manner) for each fiscal year of the Borrower
   COMMITMENT     (commencing with the fiscal year immediately following
   REDUCTIONS     COMMITMENT the fiscal year in which the Closing Date occurs)
                  shall be applied to the REDUCTIONS prepayment of the
                  Acquisition Term Loan first, and upon complete repayment of the Acquisition term Loan, to the prepayment of the Term Loan
                  (in inverse order of maturity).
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9. REPORTING      On a quarterly basis, required information will include an
   REQUIREMENTS   unauditied statement prepared by the Company that shall be due within forty five days (45) of the end of each fiscal quarter.

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                  On an annual basis, required information will include
                  consolidated and consolidated audited statement prepared by a CPA acceptable to the Bank that shall be due within one hundred twenty days (120) of the end of the fiscal year.

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                  All quarterly financial information, inclusive of compliance certificates, must be signed by an officer of the Company informed in such matters as to the authenticity of the material.

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                  10Q and 10K SEC filings shall be due when published.

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10. FINANCIAL     As set forth in Annex II. Tested quarterly.
    COVENANTS

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11. CONDITIONS    (a) satisfactory loan documentation consistent with
    PRECEDENT     transactions of this type to include representations and
                  warranties, affirmative and negative covenants, financial covenants, and events of default; (b) as of the date of the loan's funding, no change in control of the Borrower's ownership interest has occurred, two out of three of the Borrower's key executives form an active part of the Borrower's management team, and no material adverse change has occurred in the financial condition of the Borrower since receipt of the most current financial statement prior to the issuance of this letter by the Bank; (c) as of the date of the loan's funding, there exists no Event

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----------------- -------------------------------------------------------------
                  of Default (or event with which notice or lapse of time or both could constitute an Event of Default) under any of the Loan Documents; (d) satisfactory quantification of attorney's fees and legal expenses, and impact on the Company of the Gamma Biological Inc. patent-infringement lawsuit; and
                  (e) satisfactory review of agreement to purchase Gamma Biological Inc.

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12. OTHER         (a) all loans will be cross-defaulted with the Company's
    CONDITIONS    direct and indirect obligations; (b) maintenance of key
                  officers; (c) limitations on: indebtedness; liens, guarantee obligations; mergers; consolidations; liquidations and dissolutions; and sale of assets; (d) no change in control of the Borrower's ownership interest, two out of three of the Borrower's key executives from an active part of the Borrower" management team, and no material adverse change in the financial condition of the Borrower since receipt of the most current financial statement (e) maintenance of adequate insurance coverage, including general liability, product liability, and business interruption underwritten by insurance companies and policies that are acceptable to the Bank; (f) prior to closing, the Borrower shall have developed and delivered to Lender a written plan (Y2K Plan), satisfactory to lender, detailing all actions necessary to assure that their computer-based systems are able to effectively process data, including dates, on and after January 1, 2000; and (g) Bank's right to inspect property, books, and records at any reasonable time in its sole discretion.

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13. COSTS         The Borrower agrees to pay all of the costs, expenses,
                  and fees incurred in connection with the negotiation, preparation for, and closing of the Facilities herein outlined, whether or not the outlined Facilities are closed, including but not limited to all legal fees including the fees of the Bank" counsel.

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14. CONSEQUENTIAL In no event shall either the Borrower or the Bank be liable to
    DAMAGES the other for indirect, special, or consequential damages, including the loss of anticipated profits that may arise out of or are in any way connected with the issuance of this term sheet.

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15. MODIFICATIONS No condition or other term of this term sheet may be waived or modified except by a writing signed by both the Borrower and the Bank. This requirement of a writing to waive or modify provisions of this commitment cannot itself be waived or negated.
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16. APPLICABLE    State of Georgia
    LAW
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This term sheet is not assignable by the Borrower and no other party other than the Borrower is entitled to reply. Without the prior consent of the Bank, the contents or existence of this term sheet may not be disclosed to any third party (including, without any limitation, any other




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bank or financial institution), either orally or in writing (except by the
Borrower (i) to their equity-owners, directors, officers, employees, legal counsel, financial advisors and accountants on a confidential basis or (ii) as required by law).


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                                                                         ANNEX I



                                  Pricing Grid


The Borrower, at its option will have the option of borrowing at the Prime Rate of LIBOR.

The Prime rate refers to that interest rate so denominated and set forth by the Bank from time to time as an interest rate basis for borrowings. The Prime rate is one of several interest rate bases used by the Bank. The Bank lends at interest rates above and below the Prime rate.

The LIBOR rate shall be determined by the following matrix as of the end of the last fiscal quarter and shall be calculated on the basis of a 360-day year. The initial rate will be LIBOR plus 120 basis points. A maximum of three (3) LIBOR contracts may be outstanding at any one time. LIBOR borrowings shall be in minimum increments of $500,000.

                            Basis Points over LIBOR


----------------- --------------- --------------- --------------- --------------
   F/E < 2.00     2.50>F/E>2.00   3.00>F/E>2.50   3.50>F/E>3.00       F/E > 3.50
----------------- --------------- --------------- --------------- --------------
----------------- --------------- --------------- --------------- --------------
       50              75              100             120               140
----------------- --------------- --------------- --------------- --------------
----------------- --------------- --------------- --------------- --------------

----------------- --------------- --------------- --------------- --------------

Funded Debt to EBITDA (F/E):        The ratio of (i) all obligations evidenced
                                    by bonds, debentures, notes or other
                                    similar instruments (inclusive of capital leases, banker's acceptances, obligations to reimburse, but exclusive of trade accounts payable in the ordinary course of business) to (ii) Net income plus Interest, Taxes, Depreciation and Amortization for the Fiscal/Calendar Quarter just ended and the immediately preceding three
                                    Fiscal/Calendar Quarters.

The rate of interest of an applicable Interest Period shall be equal to the quotient obtained by dividing (i) the applicable LIBOR for such Interest Period by (ii) 1.00 minus the "Eurodollar Reserve Percentage."

LIBOR for an applicable Interest Period shall mean a rate for deposits in U.S. Dollars, with maturities comparable to the applicable Interest Period, that appears on the display designated as page "3750" of the Telerate Service (or such page as may replace page 3750 of that service or services as may be designated by the British Banker's Association for the purpose of displaying London Interbank Offered Rates for U.S. Dollar deposits) determined as of 11:00 a.m. (London time) two (2) business days prior to the commencement of such Interest Period.

The applicable Interest Period will be defined as the period commencing on the borrowing date and ending one, two, three or six months thereafter.

Eurodollar reserve Percentage means for any day that percentage (expressed as decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal reserve System in respect of Eurocurrency Liabilities (as adjusted automatically on and as of the effective date of any change in the Eurodollar reserve Percentage).

                                                                        ANNEX II



                              Financial Covenants



Fixed Charge Coverage

The ratio of (i) Net income plus Interest, Taxes, Depreciation and Amortization, and Rental and Lease Expense for the Fiscal/Calendar Quarter just ended and the immediately preceding three Fiscal/Calendar Quarters to (ii) Principal repayments of term Debt, plus Interest Expense, Rental and Lease Expense, plus Non-Financed Capital Expenditures, and Dividend Distributions for the Fiscal/Calendar Quarter just ended and the immediately preceding three Fiscal/Calendar Quarters.

Funded Debt to EBITDA

The ratio of (i) all obligations evidenced by bonds, debentures, notes or other similar instruments (inclusive of capital leases, banker's acceptances, obligations to reimburse, but exclusive of trade accounts payable in the ordinary course of business) to (ii) Net income plus Interest, Taxes, Depreciation and Amortization for the Fiscal/Calendar Quarter just ended and the immediately preceding three Fiscal/Calendar Quarters.

Funded Debt to Capitalization

The ratio of (i) all obligations evidenced by bonds, debentures, notes or other similar instruments (inclusive of capital leases, banker's acceptances, obligations to reimburse, but exclusive of trade accounts payable in the ordinary course of business) to (ii) all obligations included in (I) plus Stockholder's Equity.

Liquidity Ratio

The ratio of (i) cash plus trade accounts receivable plus inventories to (ii) current liabilities, inclusive of current portion of long-term debt.